THIS SECURED PROMISSORY NOTE ("NOTE") AND THE SHARES OF COMMON STOCK THAT MAY BE ISSUED UPON CONVERSION OF THE NOTE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT") OR ANY STATE SECURITIES LAW ("BLUE SKY REQUIREMENTS"). NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK WHICH THIS NOTE MAY BE CONVERTED MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT OR BLUE SKY REQUIREMENTS.

                       SECURED CONVERTIBLE PROMISSORY NOTE

$__________________________                                   New York, New York
(Original Principal Amount)                                      _________, 2003

      FOR VALUE RECEIVED, the adequacy of which is hereby acknowledged, the undersigned, Dune Energy, Inc., a Delaware corporation (the "Maker"), hereby promises to pay to the order of _____________ (the "Payee" or "Holder"), whose address is ___________________________, on or before ___________ (the "Maturity
Date"), the principal sum of _____________ dollars ($______). Interest on the unpaid principal amount hereof shall accrue at a rate of ten per cent (10%) per annum and shall be payable quarterly in arrears. Payments due hereunder shall be paid in lawful money of the United States of America (or by wire transfer or certified check payable in such money) at Payee's address (as given above) or at such other place as Payee or any other holder of this Note may from time to time have designated by prior written notice to Maker.

            This Note is issued pursuant to a Subscription Agreement between the Maker and the Holder and is one of several Notes issued in connection with a private offering conducted by the Maker and described in Maker's Confidential Private Offering Memorandum dated April 29, 2003. The rights of the Holder shall be pari-passu with the rights afforded all other holders of Notes issued by Maker in its private offering.

            1. Secured Debt. The Maker herein warrants and confirms hereby that repayment of this Note is secured by a first lien on the Maker's assets and by a pledge of certain shares of Maker's common stock owned by certain members of Maker's Board of Directors and select insiders.

            2. Prepayment. Maker shall have the right prior to the Maturity Date to repay all or any part of the principal amount of this Note.

            3. Conversion. At any time prior to the Maturity Date, the Holder may elect to convert all or a portion of the principal amount of the Note and accrued interest into shares of the Maker's common stock, upon delivering written notice thereof (the "Conversion Notice") to the Maker. In addition, if at any time prior to the Maturity Date the Maker shall complete a private placement of its equity securities (the "Equity Offering"), in which the Maker
(i) realizes gross proceeds of one million dollars ($1,000,000) or more and (ii) sells shares of its common stock at a price not less than one dollar ($1.00) per share, then the Maker, in its sole discretion, may elect to convert all or a portion of the principal amount of the Note and accrued interest into shares of the Maker's common stock, upon delivering a Conversion Notice to the Holder.

            For conversion purposes, the Board of Directors of the Maker has attributed a value of $0.45 per share to each share of its common stock (the "Conversion Price"). Accordingly, if either the Maker or the Holder shall elect to convert the Note into shares of the Maker's common stock, then the Holder would receive such number of shares of the Maker's common stock equal to (a) the face value of this Note, together with interest accrued and unpaid as of the date of the Conversion Notice divided by (b) $0.45. As an additional "kicker" for participating in the Maker's private offering, upon conversion, each Holder will receive an additional number of shares of the Maker's common stock equal to
(c) ten percent (10%) of the face amount of this Note divided by (d) $0.45.

            If neither the Maker nor the Holder have elected to convert this Note prior to the Maturity Date, then all principal and accrued interest on the Notes shall be payable by the Company on the Maturity Date.

            4. Allocation. All payments made hereunder (whether in prepayment or otherwise) shall first be applied against any interest then due hereunder and shall then be applied against principal.

            5. Events of Default. The following shall constitute Events of
Default:

                  a. Maker shall fail to pay when due, any payment of principal or interest due under this Note, which failure continues for a period of five
(5) days after delivery of notice of such failure to Maker; or

                  b. Written admission by Maker of its inability to pay its debts as they become due, an assignment by Maker for the benefit of creditors, the institution of proceedings by Maker under the Federal Bankruptcy Code or any state law relating to relief of debtors, or the institution of such proceedings by another party against Maker which is not subsequently dismissed within ninety
(90) days of the filing of same, or the seizure of substantially all of the assets of Maker.

            If an Event of Default should occur, Payee, at its option, may (i) allow the Note to remain outstanding and continue to accrue interest at the rate provided for above or (ii) declare the outstanding principal balance of principal and all accrued but unpaid interest on this Note to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived.

            Further, Maker agrees to pay all fees, costs and expenses, including reasonable attorneys' fees and legal expenses, incurred by Payee in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

            6. Waiver. No delay or omission of Payee in exercising any right or power hereunder shall impair such right or power or be a waiver of any default or an acquiescence therein; and no single or partial exercise of any such right or power shall preclude other or further exercise thereof, or the exercise of any other right; and no waiver shall be valid unless in writing signed by Payee, and then only to the extent specifically set forth in such writing. All remedies hereunder or by law afforded shall be cumulative and shall be available to Payee until the principal amount of and all interest on this Note have been paid in full.

            7. Notices. All notices, requests, demands or other communications required or permitted hereunder shall be in writing, addressed to the appropriate party as follows:

      If to Maker, to:

      Dune Energy, Inc.
      c/o Eaton & Van Winkle LLP
      3 Park Avenue
      New York, NY 10016

and to Payee at the address first indicated above or to such other address as may have been designated in prior notice. Notices may be sent by (a) overnight courier or (b) registered or certified mail, postage prepaid, return receipt requested; and shall be deemed given (i) in the case of overnight courier, the next business day after the day sent and (ii) in the case of mailing, four (4) business days after being mailed by registered or certified mail, and otherwise notices shall be deemed to have been given when received.

            8. Successors and Assigns. This Note and the obligations hereunder shall not be assignable or transferable by the Maker without the prior written consent of the Payee. Subject to the preceding sentence, all of the terms and provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            9. Binding Effect. The terms and provisions of this Note shall be binding upon Maker and its successors and permitted assigns, and shall inure to the benefit of Payee and its successors and assigns, and any subsequent holder of this Note.

            10. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflicts of laws principles thereof.

            11. Headings. The section headings contained in this Note are intended solely for convenience of reference and do not themselves constitute a part of this Note.

            12. Severability. If any provision of this Note or the application thereof to any person or circumstance should, for any reason and to any extent, be invalid or unenforceable, the remainder of this Note and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

            13. Governing Law; Jurisdiction; Venue. This Note shall be governed by and construed in accordance with the law of the State of New York without regard to conflict of law provisions. Any legal suit, action or proceeding arising out of or based upon this Note shall be instituted in any federal or state court only in the Borough of Manhattan, The City of New York, State of New York.

            IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

                                           DUNE ENERGY, INC.


                                           By: ___________________________
                                           Name:
                                           Title: